EXHIBIT 99.1
Hallador Executes $700M Sale, Record Price Lifts Forward Sales to $3 Billion

Sale Priced at Milestone $80+/MWh;
Contracted Capacity and Energy Revenue Jumps from $46 per MWh for 2026 to $73 per MWh by 2030 and $75 per MWh for 2031-2035

TERRE HAUTE, Ind., October 8, 2026 (BUSINESS WIRE) — Hallador Energy Company (Nasdaq: HNRG) (“Hallador” or the “Company”) today announced that its wholly owned subsidiary, Hallador Power Company, LLC, has executed six-year capacity and energy agreements with an investment-grade MISO Zone 6 utility (the “Utility”) covering deliveries from the Merom Generating Station from June 1, 2029, through May 31, 2035.

The agreements are effective upon signing and require no regulatory approval. The capacity agreement, Hallador’s third announced in 2026, is priced at the highest capacity price the Company has contracted to date and more than 20% above the capacity contract announced in March.

The agreements increase Hallador’s total forward sales book to $3 billion at the segment level and leave a majority of Merom’s expected production through 2040, contracted to investment-grade counterparties.

“Indiana is open for business, and Hallador is positioned to power its growth for the long term,” said Brent Bilsland, President and CEO, Hallador. “As data center projects shift or are delayed in other states, investment is flowing into Indiana, driving demand for reliable, accredited power that is increasingly scarce across energy markets. That dynamic supports our long-term strategy, strengthens our pricing opportunities, and allows us to contract with large, well-capitalized customers.”

These agreements come as Hallador continues to advance its 460-megawatt Turtle Creek natural gas project adjacent to the existing Merom Generating Station. The company submitted an air permit application for the project on September 25. Once approved, Turtle Creek would expand the Company’s total generating capacity by over 40% and advance its transformation into a multi-fuel independent power producer.

“Merom demonstrates the value of reliable, accredited power in today’s market, and every contract we sign strengthens our conviction in Turtle Creek and our ability to sell its output on favorable terms,” Mr. Bilsland added. “Turtle Creek will build on that foundation, expanding our generation portfolio and positioning Hallador to serve growing power demand with multiple fuel sources.”

Overview of Capacity and Energy Agreements

Under the capacity agreement, the Utility will purchase an annual average of 225 MW of Merom’s accredited capacity for approximately $271 million of capacity revenue over the term. The energy agreement is unit contingent: deliveries follow the actual output of Merom’s two units, and Hallador has no obligation to buy replacement power when a unit is offline or under required maintenance. The energy agreement has an annual average base energy quantity of 200 MW, subject to seasonal reduction rights. Energy pricing includes a fuel price floor and recovery of qualifying excess fuel costs, which protects Hallador’s margin against higher fuel costs. Hallador sells a mix of unit-contingent and firm energy; unit-contingent sales price lower because they carry no replacement-power risk, and Merom’s uncommitted energy may be sold on either basis. Based on current forward prices, the Company estimates the energy agreement would generate approximately $422 million of revenue over the term.

With these agreements, approximately 95% of Merom’s accredited capacity is under contract through 2035 and approximately two-thirds contracted for 2036 through 2040. The table below shows the contracted position by year, rising from $46 per MW-hour for 2026 to an average of $73 in 2030 from executed contracts.

Forward Sales Position1

	2026	2027	2028	2029	2030	2031 - 2035	2036 - 2040	Total
Power
Accredited Capacity
Average daily contracted accredited capacity MW	727	789	768	750	725	697	500
Average contracted accredited capacity price per MWd	$244	$262	$324	$478	$502	$499	$480
Contracted accredited capacity revenue (in millions)	$16.31	$75.31	$90.95	$130.97	$132.75	$635.49	$386.85	$1,468.64

Energy ²
Contracted MWh (in millions)	1.31	3.59	1.92	1.59	1.41	6.14	—	15.96
Average contracted price per MWh	$42.93	$44.68	$44.99	$44.47	$47.73	$50.91	$—
Contracted revenue (in millions)	$56.28	$160.25	$86.57	$70.77	$67.18	$312.47	$—	$753.53

Total Accredited Capacity & Energy Revenue per MWh ³	$46.07	$59.16	$62.48	$69.66	$73.26	$75.35	$14.88	$68.04

Total Accredited Capacity & Energy Revenue (in millions)	$72.59	$235.56	$177.52	$201.75	$199.93	$947.96	$386.85	$2,222.16

Coal
Priced tons - 3rd party (in millions)	0.92	2.79	0.75	—	—	—	—	4.46
Avg price per ton - 3rd party	$55.89	$57.27	$59.50	$—	$—	$—	$—
Contracted coal revenue - 3rd party (in millions)	$51.25	$159.84	$44.63	$—	$—	$—	$—	$255.72
TOTAL CONTRACTED REVENUE (IN MILLIONS) - CONSOLIDATED	$123.85	$395.41	$222.15	$201.75	$199.93	$947.96	$386.85	$2,477.89

Priced tons - Intercompany (in millions)	1.58	1.50	2.02	2.02	2.02	—	—	9.16
Avg price per ton - Intercompany	$51.00	$55.00	$56.00	$57.00	$58.00	$—	$—
Contracted coal revenue - Intercompany (in millions)	$80.78	$82.50	$113.34	$115.37	$117.39	$—	$—	$509.39

TOTAL CONTRACTED REVENUE (IN MILLIONS) - SEGMENT	$204.63	$477.91	$335.49	$317.12	$317.32	$947.96	$386.85	$2,987.27

¹ Total Forward Sales Position as of September 30, 2026, including the impact of the October 7, 2026 contract. Actual revenue related to forward sales positions may differ materially for various reasons, including unit contingencies, price adjustment features for coal quality and cost escalations, volume optionality provisions, including rollover of unfulfilled coal commitments into future periods, and potential force majeure events. Certain contracted forward sales positions included above are subject to approval by the Indiana Utility Regulatory Commission. Forward sales figures in the 2026 column are for the period from October 1, 2026 through December 31, 2026.

² The October 7, 2026 Contract has an annual average base energy quantity of 200 MW. The contract is unit contingent, such that when one or both power generating units at the Merom Generating Station is not producing energy above a certain threshold, the base quantities are reduced proportionate to the number of operating power generating units. The contract also contains a volume option that permits the counterparty to reduce the base quantity to zero for a maximum of 90 days per year. For purposes of the table above, we have included management’s estimates of the energy quantities and revenue based on comparisons to forward energy curve pricing. For the 2029, 2030, and 2031-2035 periods in the table above, we have estimated total energy quantities of 0.9 million MWh, 1.4 million MWh, and 6.1 million MWh, respectively, and estimated revenue of approximately $42 million, $67 million, and $313 million, respectively. These estimates are forward-looking statements and could vary materially from actual volumes and revenue, including based on the factors described above.

³ Total Accredited Capacity & Energy Revenue per MWh combines the average contracted price per MWh for energy with the quotient of the contracted accredited capacity revenue divided by annual generation of 5.2 million MWh per year, which represents annualized average generator verification test capacity (GVTC) multiplied by HNRG's average equipment availability factor (EAF), less 15-20% allowances for sub-optimal conditions. Contracted energy pricing is currently established only through 2035; accordingly, the figure shown for 2036–2040 reflects accredited capacity revenue only and the Total column reflects 2026–2035, the period for which both energy and capacity pricing are currently under contract.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements include, without limitation, those relating to the Company’s contracted forward sales position and the performance of counterparties thereunder, the receipt and timing of regulatory approvals for previously announced agreements that remain subject to approval, the amount and timing of revenue expected to be recognized under the Company’s capacity and energy agreements, the Company’s expectations regarding growth of its forward sales book, the portion of Merom’s accredited capacity under contract, demand for power and accredited capacity in Indiana and

MISO, including demand associated with data center development, capacity market rules and pricing in MISO and other markets, the negotiation and execution of an interconnection agreement for Turtle Creek, the timing and outcome of any final investment decision on Turtle Creek, the development, construction, financing and commercial operation of Turtle Creek, the Company’s ability to contract Turtle Creek’s capacity and energy on acceptable terms, and the Company’s expectations regarding Merom’s availability and operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Hallador’s annual report on Form 10-K for the year ended December 31, 2025, and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

About Hallador Energy Company

Hallador Energy Company (Nasdaq: HNRG) is a vertically integrated Independent Power Producer (IPP) based in Terre Haute, Indiana. The Company has two core businesses: Hallador Power Company, LLC, which produces electricity and provides accredited capacity at its one-Gigawatt (GW) Merom Generating Station, and Sunrise Coal, LLC, which produces and supplies fuel to the Merom Generating Station and other companies. To learn more about Hallador, visit the Company’s website at http://www.halladorenergy.com.

Company Contacts:
Investor Relations Contact
Sean Mansouri, CFA
Elevate IR
(720) 330-2829
HNRG@elevate-ir.com

Media Relations Contact
TrailRunner International
halladorenergymedia@trailrunnerint.com